Exhibit 99.1

American Electric Technologies Completes Share Exchange with Stabilis Energy

Shares to Commence Trading on the Nasdaq Capital Market on Monday,
July 29, 2019 Under the Name Stabilis Energy, Inc. and the Symbol "SLNG";
Shares Outstanding Will Reflect 1:8 Reverse Stock Split

HOUSTON, July 29, 2019 (GLOBE NEWSWIRE) -- Stabilis Energy, Inc. ("Stabilis") f/k/a American Electric Technologies, Inc. ("American Electric" or "AETI") today announced that the share exchange transaction (the "Transaction") with Stabilis Energy LLC and its subsidiaries was completed on July 26, 2019.  The Transaction and its related proposals, including a company name change and a reverse stock split, were approved by American Electric's stockholders at a Special Meeting of Stockholders on July 17, 2019.  As of today, the company will operate under the name Stabilis Energy, Inc. and its common stock will commence trading on the Nasdaq Capital Market under the ticker symbol "SLNG".  In addition, the company's shares outstanding will reflect a one-for-eight reverse split.

"Stabilis is pleased to complete this transaction with AETI," commented James Reddinger, President and Chief Executive Officer of Stabilis.  "We believe that this transaction positions Stabilis to become a leading North American small-scale LNG production and distribution company.  We will focus on consolidating existing LNG assets, as well as investing in new assets in the United States, Mexico, and Canada.  We look forward to providing great LNG solutions to our customers and creating value for our shareholders."

As a result of the reverse stock split, every eight shares of American Electric common stock outstanding immediately prior to the reverse stock split was combined into one share of Stabilis Energy, Inc. common stock. No fractional shares are being issued in connection with the reverse stock split. In lieu of fractional shares, cash will be issued based on the closing price of American Electric common stock on the Nasdaq Capital Market on July 26, 2019.

As a result of the completion of the share exchange, the former holders of Stabilis Energy LLC and its subsidiaries own 90% of the combined company and the former American Electric stockholders own 10% of the combined company. Approximately 14,645,917 shares of Stabilis Energy, Inc. common stock are issued and outstanding as a result of the completion of the share exchange and reverse stock split. The new CUSIP number is 85236P 101.

Stabilis Energy, Inc. operates under the leadership of James Reddinger as President and Chief Executive Officer and Andrew Puhala as Chief Financial Officer.  Casey Crenshaw serves as the Executive Chairman.  The board of directors is comprised of nine members, including: Casey Crenshaw (Chairman), James Reddinger, James Aivalis, Will Crenshaw, Ben Broussard, Arthur Dauber, Mushahid Khan, Edward Kuntz and Peter Mitchell.  Messrs. Khan, Kuntz and Mitchell are independent directors and will constitute the Audit Committee.

Simmons Energy, a division of Piper Jaffray & Co., acted as transaction advisor and Thompson & Knight LLP acted as legal advisor to Stabilis.  Oppenheimer acted as transaction advisor and Locke Lord LLP acted as legal advisor to AETI.

About Stabilis Energy, Inc.

Stabilis Energy, Inc. is a vertically integrated provider of small-scale liquefied natural gas ("LNG") production, distribution and fueling services to multiple end markets in North America.  Stabilis has safely delivered over 200 million gallons of LNG through more than 20,000 truck deliveries during its 15-year operating history in the LNG industry, which it believes makes it one of the largest and most experienced small-scale LNG providers in North America.  Stabilis' customers use LNG as a fuel source in a variety of applications in the industrial, energy, mining, utilities and pipelines, commercial, and high horsepower transportation markets. Stabilis' customers use LNG as an alternative to traditional fuel sources, such as distillate fuel oil and propane, to lower fuel costs and reduce harmful environmental emissions.  Stabilis' customers also use LNG as a "virtual pipeline" solution when natural gas pipelines are not available or volumes are curtailed.  Stabilis Energy, Inc. is headquartered in Houston, Texas.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "can", "believes," "expects," "could," "will," "plan," "may," "should," "predicts," "potential" and similar expressions are intended to identify such forward-looking statements.

Such forward-looking statements relate to future events or future performance, but reflect the parties' current beliefs, based on information currently available. Most of these factors are outside the parties' control and are difficult to predict. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Factors that may cause such differences include, among other things: the future performance of Stabilis, future demand for and price of LNG, availability and price of natural gas, unexpected costs, and general economic conditions.

The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors are contained in the definitive proxy statement filed by AETI with the SEC on June 13, 2019 and its Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on April 16, 2019. All subsequent written and oral forward-looking statements concerning Stabilis, or other matters and attributable to Stabilis, or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Stabilis does undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Contact:

Andrew Puhala
Chief Financial Officer
832-456-6500
andy.puhala@stabilisenergy.com